EXHIBIT 21

                                   SCHEDULE 21

                                  SUBSIDIARIES


SUBSIDIARY                              PCT. OWNERSHIP    STATE OF INCORPORATION

Castle Dental Centers of Texas, Inc.         100%                  Texas

Castle Texas Holdings, Inc.                  100%                  Delaware

Castle Dental Centers of Austin, Inc.        100%                  Texas

Dental World, Inc. (of Castle Dental         100%                  Texas
  of Texas, Inc.)

Castle Dental Centers of Tennessee, Inc.     100%                  Tennessee

Castle Dental Centers of Florida, Inc.       100%                  Florida

Dentcor, Inc. (of Castle Dental Centers      100%                  Florida
  of Florida, Inc.)

CDC of California, Inc.                      100%                  Delaware

Castle Dental Centers of California, L.L.C.   80%                  Delaware
  (of CDC of California, Inc.)